Offer by
Each of
Neuberger Berman California Intermediate Municipal Fund Inc.
Neuberger Berman Dividend Advantage Fund Inc.
Neuberger Berman Income Opportunity Fund Inc.
Neuberger Berman High Yield Strategies Fund
Neuberger Berman Intermediate Municipal Fund Inc.
Neuberger Berman New York Intermediate Municipal Fund Inc.
(each, a "Fund")

to Purchase for Cash
Up To 10% of Its
Outstanding Common Shares (as defined below)

May 1, 2009

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase dated May 1, 2009 and a related Letter of Transmittal for your Fund (which together constitute the "Offer") in connection with an offer by each of Neuberger Berman California Intermediate Municipal Fund Inc., Neuberger Berman Dividend Advantage Fund Inc., Neuberger Berman Income Opportunity Fund Inc., Neuberger Berman Intermediate Municipal Fund Inc. and Neuberger Berman New York Intermediate Municipal Fund Inc., each a Maryland corporation, to purchase for cash up to 10% of its outstanding shares of common stock, par value $0.0001 per share (the "Common Stock") and by Neuberger Berman High Yield Strategies Fund, a Delaware statutory trust, to purchase for cash up to 10% of its outstanding common shares of beneficial interest, no par value per share (together with the Common Stock, the "Common Shares"), upon the terms and subject to the conditions set forth in the Offer. The price to be paid for a Fund's Common Shares is an amount per share, net to the seller in cash, equal to 98% of the net asset value per share as determined by that Fund at the close of regular trading on the American Stock Exchange or New York Stock Exchange, as applicable, on May 29, 2009, or such later date to which the Offer is extended.

        We are the registered holder of record of Common Shares held for your account. A tender of such Common Shares can be made only by us as the registered holder of record and only pursuant to your instructions. The Offer to Purchase is being furnished to you for your information only and cannot be used by you to tender Common Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Common Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

        Your attention is invited to the following:

1.
The purchase price to be paid for a Fund's Common Shares is an amount per share, net to the seller in cash, equal to 98% of the net asset value in U.S. dollars per share as determined by that Fund as of the close of ordinary trading on the American Stock Exchange or New York Stock Exchange, as applicable, on May 29, 2009, unless otherwise extended. The current net asset value of the Fund will be calculated daily and may be obtained by calling Mellon Investor Services LLC, the Depositary and Information Agent, at (866) 223-8669 (toll free) between the hours of 9:00 a.m. and 6:00 p.m. New York City time, except holidays.

2.
Each Fund's Offer, proration period and withdrawal rights expire at 12:00 Midnight, New York City time, on Friday, May 29, 2009, unless the Offer is extended.

3.
No Fund's Offer is conditioned upon that Fund obtaining financing or upon any minimum number of Common Shares being tendered.

4.
Upon the terms and subject to the conditions of a Fund's Offer, that Fund will purchase all Common Shares validly tendered (and not withdrawn) on or prior to the Expiration Date, provided that the total number of Common Shares tendered does not exceed 10% of that Fund's outstanding Common Shares. In the event that more than 10% of a Fund's outstanding Common Shares are tendered, that Fund will purchase 10% of its outstanding Common Shares on a pro rata basis (after taking into account "odd lots" and with appropriate adjustment to avoid purchase of fractional Common Shares). Holders of Common Shares should carefully consider the economics involved when tendering shares in the event that more than 10% of a Fund's Common Shares are tendered and not withdrawn, and that Fund purchases the tendered shares on a pro rata basis.

5.
Any stock or share transfer taxes applicable to the sale of Common Shares to the applicable Fund pursuant to the Offer will be paid by the Fund, except as otherwise provided in the Offer to Purchase.

6.
No fees or commissions will be payable to any Fund in connection with the Offer. However, brokers and other nominees who tender Common Shares pursuant to your instructions may charge you a fee for doing so.

7.
Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

        If you wish to have us tender any or all of your Common Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Common Shares of a Fund, all such Common Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

        No Fund nor any Board of Directors or Board of Trustees ("Board") is making any recommendation to any holder of Common Shares whether to tender or refrain from tendering Common Shares in the Offer. Each holder of Common Shares is urged to read and evaluate the Offer and accompanying materials carefully. No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by a Fund or its Board.

        Payment for Common Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Mellon Investor Services LLC (the "Depositary") of (a) timely confirmation of the book-entry transfer of such Common Shares into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 4 of the Offer to Purchase, (b) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering holders of Common Shares at the same time depending upon when confirmations of book-entry transfer of such Common Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instructions with Respect to Offer by Each of
Neuberger Berman California Intermediate Municipal Fund Inc.
Neuberger Berman Dividend Advantage Fund Inc.
Neuberger Berman Income Opportunity Fund Inc.
Neuberger Berman High Yield Strategies Fund
Neuberger Berman Intermediate Municipal Fund Inc.
Neuberger Berman New York Intermediate Municipal Fund Inc.
(each, a "Fund")
to Purchase for Cash
Up To 10% of Its
Outstanding Common Shares (as defined below)

        The undersigned acknowledge(s) receipt of the enclosed letter and the Offer to Purchase dated May 1, 2009, and a related Letter of Transmittal for the applicable Fund, in connection with the offer by each of Neuberger Berman California Intermediate Municipal Fund Inc., Neuberger Berman Dividend Advantage Fund Inc., Neuberger Berman Income Opportunity Fund Inc., Neuberger Berman Intermediate Municipal Fund Inc. and Neuberger Berman New York Intermediate Municipal Fund Inc., each a Maryland corporation, to purchase for cash up to 10% of its outstanding shares of common stock, par value $0.0001 per share (the "Common Stock") and by Neuberger Berman High Yield Strategies Fund, a Delaware statutory trust, to purchase for cash up to 10% of its outstanding common shares of beneficial interest, no par value per share (together with the Common Stock, the "Common Shares").

        This will instruct you to tender the number of the Common Shares as indicated below (or if no number is indicated below, all the Common Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Common Shares to be Tendered:	SIGN HERE
Common Shares*
Dated , 2009	Signature(s)
Please type or print name(s)
Please type or print address
Area Code and Telephone Number
Taxpayer Identification or Social Security Number

PLEASE RETURN THIS FORM TO THE BROKERAGE
FIRM MAINTAINING YOUR ACCOUNT

The method of delivery of this form is at the option and risk of the tendering holder of Common Shares. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

_____________________

*
Unless otherwise indicated, it will be assumed that all Common Shares held by us for your account are to be tendered.

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